Exhibit 99.1
Mariam E. Morris
Chief Financial Officer
Sucampo Pharmaceuticals, Inc.
301-961-3400
mmorris@sucampo.com
Sucampo Pharmaceuticals Reports Financial Results
for the First Quarter of 2008
Sucampo Pharmaceuticals and Takeda Pharmaceuticals Prepare for the Commercial Launch of
AMITIZA® (lubiprostone) 8 mcg for the Treatment of Irritable Bowel Syndrome with
Constipation in Women over 18 Years of Age and Older
Submission of European Marketing Authorization Applications Moves Sucampo
Pharmaceuticals Closer to International Introduction of Lubiprostone
Bethesda, Md., May 8, 2008 – Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today reported its consolidated financial results for the quarter ended March 31, 2008.
First Quarter 2008 and Other Highlights
•	On April 29, 2008, the U.S. Food and Drug Administration (FDA) approved AMITIZA® (lubiprostone) 8 mcg for the treatment of irritable bowel syndrome with constipation (IBS-C) in women 18 years of age and older.

•	The FDA approval triggered a development milestone payment of $50.0 million from Takeda to be fully recognized in the second quarter of 2008.

•	The approval of AMITIZA 8 mcg for IBS-C represents Sucampo’s second consecutive application obtained within the PDUFA timeline.

•	Product royalty revenue increased $3.8 million to $6.1 million in the first quarter of 2008 from $2.3 million in the first quarter of 2007.

•	Sucampo submitted a Marketing Authorization Application (MAA) for lubiprostone, 24 mcg, for the indication of Chronic Idiopathic Constipation in adults in nine European countries using the decentralized application procedure.
“Over the last several months, Sucampo continued in its exciting mission to bring drugs from discovery to patient bedside,” said Ryuji Ueno, M.D., Ph.D., Ph.D., founder, chairman and chief executive officer. “We accomplished a significant milestone in our goal to bring lubiprostone to the European market by submitting the MAA, we are continuing in our clinical development process in Japan, we are proceeding with the development of our other clinical stage prostone compounds and we have selected six additional prostone compounds for initial pharmacologic studies. We are very pleased with the recent FDA approval of AMITIZA 8 mcg for the IBS-C indication and we are working closely with our co-promotion partner, Takeda, on the full-scale commercial launch, which will begin before the end of June. AMITIZA 8 mcg for IBS-C will be the focus of multiple scientific presentations at the Digestive Disease Week conference in San Diego, CA from May 17 to May 22, 2008, the largest gastroenterology meeting in the world.”
Financial Results
Total revenues in the quarter ended March 31, 2008 increased $594,000, or 5%, to $13.6 million from $13.0 million in the quarter ended March 31, 2007.
The key components of total revenues are as follows:
•	Product royalty revenue increased $3.8 million to $6.1 million in the first quarter of 2008 compared with $2.3 million in the first quarter of 2007. The increase reflected the continuing acceptance by patients and physicians of AMITIZA 24 mcg for the treatment of Chronic Idiopathic Constipation in adults since its commercial launch in April 2006.

•	Research and development (R&D) revenue decreased $3.3 million to $6.1 million in the first quarter of 2008 from $9.4 million in the first quarter of 2007. The decrease in R&D revenue was primarily due to the recognition of AMITIZA-related deferred revenue during the first quarter of 2007 resulting from payments received from Takeda for development of AMITIZA to treat Chronic Idiopathic Constipation and IBS-C. We recognized revenue for this development work ratably over the estimated performance period which was completed in June 2007 when we filed the supplemental new drug application (sNDA) for the IBS-C indication and there is no equivalent amount in the first quarter of 2008.
In the first quarter of 2008, Sucampo reported net income of $505,000, or $0.01 per diluted share, based on 42.1 million weighted average diluted common shares outstanding, compared with net income of $516,000, or $0.01 per diluted share, in the first quarter of 2007, based on 35.4 million weighted average diluted common shares outstanding.
In the first quarter of 2008, Sucampo recorded a tax benefit of $5.6 million compared with a tax provision of $341,000 in the first quarter of 2007. As a result of the approval of the sNDA for IBS-C and the related impact on projected income from the $50.0 million milestone payment to be recognized in the second quarter of 2008 and expected increase in product royalties, Sucampo now believes that its U.S. deferred tax assets will be realized. As such, the tax benefit in the first quarter of 2008 is due primarily to a discrete release of U.S. deferred tax asset valuation allowances of $4.8 million and a reduction in the projected annual effective tax rate applied to pre-tax income in the first quarter of 2008. Sucampo had previously disclosed in its 2007 Annual Report on Form 10-K that such FDA approval, if received, may lead to a reversal of deferred tax asset valuation allowances.
The net income in the first quarter of 2008 resulted primarily from the increase in product royalty revenue and the increased tax benefit, partially offset by increases in R&D expenditures, reflecting initiatives to expand the company’s current product candidate pipeline and costs associated with the MAA process in Europe, as well as increases in product and milestone royalty expenses to Sucampo AG, a Swiss patent-holding company and an affiliate. In addition, Sucampo experienced higher general and administrative (G&A) costs associated with increased headcount, non-cash stock-based compensation expense, the lease of new office space and overall costs associated with being a publicly-traded company with international operations.
Total operating expenses incurred during the first quarter of 2008 increased $6.9 million to $19.3 million from $12.4 million in the first quarter of 2007.
Components of operating expenses are as follows:
•	The increase in R&D expenses of $4.2 million to $10.1 million during the first quarter of 2008 from $5.9 million in the first quarter of 2007 was associated with Sucampo’s on-going clinical development programs of AMITIZA for the treatment of Opioid-induced Bowel Dysfunction and cobiprostone for the treatment of Non-steroidal Anti-inflammatory Drug- (NSAID) Induced Ulcers, and pre-clinical and basic development costs associated with SPI-017 and other prostone compounds. Sucampo incurred filing and data purchase costs of $2.5 million, which were necessary to submit the MAA in Europe. The European applications also triggered an obligation to pay a $1.0 million milestone royalty to Sucampo AG.

•	The increase in G&A expenses of approximately $1.6 million to $4.4 million during the first quarter of 2008 from $2.8 million in the first quarter of 2007 was primarily the result of an increase in operational headcount and related non-cash stock option expenses of $590,000, an increase in rent and depreciation expenses associated with the company’s new office space of $510,000 and an increase in overall costs associated with the compliance and regulatory requirements of being a publicly-traded company with international operations.

•	The decrease in selling and marketing expenses of $463,000 to $2.8 million during the first quarter of 2008 from $3.2 million in the first quarter of 2007 reflected savings achieved as a result of moving commercial activities from a third-party contract sales organization to an internal sales force.

•	The increase in product royalties – related parties of $670,000 to $1.1 million in the first quarter of 2008 from $411,000 in the first quarter of 2007 resulted directly from the company’s increase in product royalty revenue.
Sucampo’s cash, cash equivalents and investments totaled $84.9 million at March 31, 2008 as compared with $86.5 million at the end of 2007, including investments, classified as non-current, in auction rate securities of $26.3 million at March 31, 2008 and $9.4 million at December 31, 2007.
“We continue to fulfill our strategy to fund our business operations through on-going sales of AMITIZA and fund the advancement of our product candidate pipeline via milestone payments. The $50.0 million development milestone payment from Takeda for the successful approval of AMITIZA 8 mcg for IBS-C and anticipated increase in product royalty revenue will further strengthen not only our financial position but also our ability to advance our mission,” continued Dr. Ueno.
Company to Host Conference Call
Sucampo Pharmaceuticals will host a conference call at 10:00 a.m. ET Thursday, May 8, 2008 to discuss its first quarter 2008 financial results. To participate on the live call, please dial (877) 407-5790 (domestic) or (201) 689-8328 (international). A live and archived audio webcast of the call will be available via the “For Investors” page of the Sucampo Pharmaceuticals website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals’ website approximately 10 minutes prior to the scheduled start time.
About Sucampo Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc., a specialty biopharmaceutical company based in Bethesda, MD, focuses on the development and commercialization of medicines based on prostones.  The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and advisor, international business development.
Sucampo Pharmaceuticals is marketing AMITIZA® (lubiprostone) 24 mcg in the U.S. for chronic idiopathic constipation in adults and is developing the drug for additional gastrointestinal disorders with large potential markets. AMITIZA 8 mcg was recently approved by the FDA to treat irritable bowel syndrome with constipation in adult women. In addition, Sucampo Pharmaceuticals has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals has two wholly owned subsidiaries: Sucampo Pharma Europe, Ltd. headquartered in Oxford, UK with a branch office in Basel, Switzerland, and Sucampo Pharma, Ltd. located in Tokyo and Osaka, Japan. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2007 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

SUCAMPO PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Research and development revenue	$6,110	$9,366
Product royalty revenue	6,080	2,309
Co-promotion revenue	1,222	1,132
Contract revenue – related parties	105	116
Collaboration revenue	37	37

Total revenues	13,554	12,960

Operating expenses:
Research and development	10,082	5,946
General and administrative	4,381	2,833
Selling and marketing	2,768	3,231
Product royalties – related parties	1,081	411
Milestone royalties – related parties	1,031	—

Total operating expenses	19,343	12,421

(Loss) income from operations	(5,789)	539

Non-operating income (expense):
Interest income	642	324
Other income (expense), net	12	(6)

Total non-operating income, net	654	318

(Loss) income before income taxes	(5,135)	857

Income tax benefit (provision)	5,640	(341)

Net income	$505	$516

Net income per share:
Basic net income per share	$0.01	$0.01

Diluted net income per share	$0.01	$0.01

Weighted average common shares outstanding – basic	41,733	34,990

Weighted average common shares outstanding – diluted	42,061	35,429

SUCAMPO PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS:
Current assets:
Cash and cash equivalents	$32,733	$25,559
Investments, current	25,912	51,552
Product royalties receivable	6,080	8,667
Unbilled accounts receivable	4,987	5,883
Accounts receivable	1,886	1,525
Prepaid and income taxes receivable	119	1,922
Deferred tax assets – current, net	926	88
Prepaid expenses and other current assets	2,332	2,222

Total current assets	74,975	97,418
Investments, non-current	26,301	9,400
Property and equipment, net	2,334	2,265
Deferred tax assets – non-current, net	5,887	551
Other assets	412	393

Total assets	$109,909	$110,027

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$4,820	$3,313
Accrued expenses	7,160	8,730
Deferred revenue – current	885	1,062

Total current liabilities	12,865	13,105
Deferred revenue, net of current portion	8,485	8,626
Other liabilities	1,735	1,768

Total liabilities	23,085	23,499

Commitments

Stockholders’ equity:
Class A common stock, $0.01 par value; 270,000,000 shares authorized at March 31, 2008 and December 31, 2007; 15,542,768 shares and 15,538,518 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	155	155
Class B common stock, $0.01 par value; 75,000,000 shares authorized at March 31, 2008 and December 31, 2007; 26,191,050 shares issued and outstanding at March 31, 2008 and December 31, 2007	262	262
Additional paid-in capital	96,981	96,680
Accumulated other comprehensive loss	(903)	(393)
Accumulated deficit	(9,671)	(10,176)

Total stockholders’ equity	86,824	86,528

Total liabilities and stockholders’ equity	$109,909	$110,027